Exhibit 10.2

EXECUTION COPY

VIA ELECTRONIC MAIL

March 24, 2022

Sharon Shacham, Ph.D., M.B.A.

Dear Sharon:

This letter agreement confirms our agreement with respect to your planned separation from employment with Karyopharm Therapeutics Inc. (the “Company”). As we have discussed, the Company will continue to employ you through a Transition Period (as defined below), pursuant to the terms and conditions set forth in this letter agreement.

Further, provided you (a) sign and return this letter agreement to me by Monday, March 28 at 5 pm ET; (b) sign the Additional Release attached hereto as Attachment A on the Separation Date (as defined in paragraph 1) and do not timely revoke your acceptance, and (c) comply with the terms and conditions set forth herein, the Company will provide you with the Severance Benefits set forth in paragraph 2 below.

Because both this letter agreement and the Additional Release will become binding agreements between you and the Company, you are advised to consult with an attorney before signing this letter agreement and the Additional Release and you have been given a reasonable amount of time to do so. If you sign and return the Additional Release on the Separation Date, you may change your mind and revoke your agreement during the seven (7) day period after you signed it (the “Revocation Period”) by notifying me in writing.

Although your receipt of the Severance Benefits is expressly conditioned on you entering into this letter agreement and the Additional Release (and not timely revoking the Additional Release), the following will apply regardless of such conditions:

•

As of your last day of employment with the Company, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

•	You will receive on the Separation Date payment for your final wages and any unused vacation time accrued through the Separation Date.

•

You will continue to be covered by your current health and dental plans through the last day of the month in which your employment with the Company terminates, after which you may, if eligible, elect to continue receiving group medical insurance at your own cost pursuant to the “COBRA” law. Please consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits.

•

You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s assets, discovery or development programs, business affairs, business relationships, business prospects, and financial condition, except as otherwise permitted by paragraph 9 below. Further, you remain subject to your continuing confidentiality, inventions assignment, non-competition, and non-solicitation obligations to the Company as set forth in the Non-Disclosure and Inventions Assignment Agreement you previously executed for the benefit of the Company which remain in full force and effect.

•

You will be awarded, pursuant to the Company’s 2013 Stock Incentive Plan, (a) an option to purchase 90,000 shares of the Company’s common stock with an exercise price per share equal to the greater of $10.33 (which was the closing price per share on February 28, 2022) and the closing price per share on the date of grant, such option to vest as to 25% of the shares on February 28, 2023, with the remaining 75% vesting in 36 equal monthly installments thereafter, and (b) 60,000 restricted stock units (“RSUs”), which shall convert into shares of common stock on a one-for-one basis and which shall vest in four equal annual installments beginning February 28, 2023. Such award shall be subject to the terms and conditions set forth in the applicable award agreement.

•

You must return to the Company on the Separation Date all Company property once arrangements have been made with the Company to remove all personal information contained on any electronic devices being returned and such information has been removed.

If you elect to timely sign and return this letter agreement and the Additional Release (and do not timely revoke the Additional Release), the following terms and conditions will also apply:

1. Transition Period — Should you sign and return this letter agreement and comply with the terms herein, your effective date of separation from the Company will be May 31, 2022 (the “Separation Date”). During the period between the date of this letter agreement and the Separation Date (the “Transition Period”), you will use your best efforts to perform such transition duties as are set forth in Attachment B to this letter agreement (the “Transition Duties”). During the Transition Period, you will continue to receive your base salary (at the annualized rate of $519,901), less all applicable taxes and withholdings, as well as customary benefits. Notwithstanding any of the foregoing, both you and the Company retain the right to immediately terminate your employment prior to the Separation Date. In the event that, prior to the Separation Date, the Company terminates your employment without Cause or you resign for Good Reason (each as defined in the April 28, 2021 Amended and Restated Employment Agreement by and between you and the Company, hereinafter the “Employment Agreement”), you will remain eligible to receive the Severance Benefits described below, following your execution and non-revocation of the Additional Release. In the event the Company terminates your employment for Cause or you resign from employment (other than for Good Reason) prior to the Separation Date (unless otherwise agreed to by the Company in connection with such resignation), you will not be eligible to receive the Severance Benefits in whole or in part, nor will you receive any further salary payments, benefits, or other compensation from the Company following your termination from employment.

2. Severance Benefits – If you timely sign and return this letter agreement and the Additional Release and do not revoke your acceptance of the Additional Release, and further provided that the Company does not terminate your employment for Cause and you do not resign your employment with the Company other than for Good Reason, each prior to the Separation Date, the Company will provide you with the following severance benefits (the “Severance Benefits”):

a.

Severance Pay. The Company will pay to you $779,851.50, less all applicable taxes and withholdings, as severance pay (an amount equivalent to eighteen (18) months of your 2021 base salary, inclusive of a 4% increase). This severance pay will be paid in installments in accordance with the Company’s regular payroll practices, but in no event shall payments begin earlier than the Company’s first payroll date following expiration of the Revocation Period.

b.

COBRA Benefits. Should you timely elect and be eligible to continue receiving your current group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) the date that is eighteen (18) months following the Separation Date, and (y) the date on which you obtain alternative coverage (as applicable, the “COBRA Contribution Period”), pay 100% of the premiums for such coverage on the same terms and conditions you were receiving immediately prior to the Separation Date (including, without limitation, with respect to your Israeli health insurance). All premium costs after the COBRA Continuation Period shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You agree that, should you obtain alternative medical and/or dental insurance coverage prior to the date that is eighteen (18) months following the Separation Date, you will so inform the Company in writing within five (5) business days of obtaining such coverage.

c.

2022 Annual Bonus. You will be eligible to receive a prorated annual performance bonus for 2022, based on your target bonus of 50% of your base salary of $519,901 per annum. Your performance bonus shall be prorated for the time you were employed by the Company during 2022. The exact bonus amount shall be based on the corporate performance multiplier determined in the sole discretion of the Compensation Committee based on achievement of the Company’s performance goals and corporate milestones established by the Board. Any such bonus will be paid on or about the same date that such annual bonuses are paid to other Company employees, but in no event later than March 15, 2023.

d.

Consulting Agreement. The Company will enter into a consulting agreement with you in the form attached hereto as Attachment C (the “Consulting Agreement”). During the Consultation Period set forth in the Consulting Agreement, you shall provide services to the Company as a consultant pursuant to the terms set forth therein.

e.

Equity Acceleration. Effective as of the Separation Date, the Remaining Equity Awards (as defined in the Employment Agreement) shall tentatively vest. In addition, you will have until the earlier of (x) March 1, 2025, and (y) the expiration date of such options to exercise any outstanding vested stock options you may have, including, without limitation, any stock options accelerated pursuant to this paragraph 1(e). The stock options for which vesting is accelerated by the first sentence of this paragraph 1(e) will only become fully vested and exercisable upon the expiration of the Revocation Period. Any tax liability incurred by you on account of Restricted Stock Unit vesting shall the paid from the sale and proceeds of sufficient RSUs to defray such liability. In the event that you do not execute this letter agreement or the Additional Release, or you timely revoke the Additional Release, your tentatively vested options will be forfeited retroactively to the Separation Date, and further, you will have until the date that is ninety (90) days after the Separation Date to exercise any outstanding vested and fully exercisable stock options.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits following the Separation Date other than as set forth in this Paragraph. For the avoidance of doubt, the foregoing payment and benefits are intended to include and cover any and all mandatory payments or entitlements in connection with your employment and termination thereof, under the laws of any applicable jurisdiction.

3. Releases of Claims – In consideration of your continued employment through the Transition Period and your eligibility to receive the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its respective affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company through the effective date of this letter agreement, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance in any applicable jurisdiction not expressly referenced above; provided, however, that this release of claims does not prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). Further, nothing herein shall release (i) any claims you may have for indemnification under the Company’s certificate of incorporation, by-laws, insurance and/or any written agreement between you and the Company for director or officer indemnification (recognizing that any such indemnification shall be governed by the instrument, if any, providing for such indemnification), (ii) any rights you may have to receive insurance payments under any policy maintained by the Company; (iii) any vested rights you may have as an equity holder or option holder, (iv) any rights you may have to receive retirement and other benefits that are accrued and fully vested as of the Separation Date, or (v) any other claims that cannot be released as a matter of law.

The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims through the date of this letter agreement arising out of your employment by the Company; provided, however, that this release does not include any claims arising out of or related to any fraudulent, criminal, or willful misconduct by you.

4. Continuing Obligations – You acknowledge and reaffirm your confidentiality and non-disclosure obligations discussed on page 1 of this letter agreement, as well as the post-employment obligations set forth in the Non-Disclosure and Inventions Assignment Agreement as amended herein, which survive your separation from employment with the Company. Sections 5.1(i) and (ii) of the Non-Disclosure and Inventions Assignment Agreement is amended to read as follows:

(i) provide services to, collaborate with, or become a partner, officer, director, employee, consultant, agent, independent contractor or stockholder of, any company or business organization engaged in the research, development, or commercialization of therapeutics targeting Exportin 1 (XPO1); (ii) engage in any business activity related to products that are in any registration directed clinical trial or are approved for treatment of (a) endometrial cancer; (b) multiple myeloma; (c) myelodysplastic syndromes; or (d) myelofibrosis;

5. Non-Disparagement – You understand and agree that, following the Separation Date, to the extent permitted by law and except as otherwise permitted by paragraph 9 below, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s assets, discovery or development programs, business affairs, business relationships, business prospects, or financial condition. The Company agrees that, to the extent permitted by law and except as otherwise permitted by paragraph 9 below, it will not issue any statements that make any false, disparaging, derogatory or defamatory statements regarding you, and further agrees to instruct in writing its officers and directors (and obtain written acknowledgment of such instruction) not to, in public or private, make any false, disparaging, derogatory or defamatory statements online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any third party regarding you. Additionally, nothing herein shall be construed as requiring you to refrain, or requiring the Company to instruct any individual to refrain, from making truthful disclosures in any litigation or arbitration.

6. Company Affiliation – Notwithstanding anything to the contrary in the Employment Agreement, you agree that, effective immediately, you (i) will no longer serve as an observer to the Board and acknowledge that you are relinquishing all rights and privileges in connection with such role as of such date; and (ii) shall only continue as a member of the Scientific Advisory Board to the extent and for so long as both you and the Company desire for you to remain in such role (i.e., either you or the Company may elect to terminate your services as a member of the Scientific Advisory Board at any time following the Separation Date.

7. Return of Company Property – You confirm that, on the Separation Date, and except as agreed to in writing by the CEO in accordance with your continued service to the Company as a consultant, you will have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have, in coordination with the Company, deleted all personal information on such property but left intact all, and have otherwise not destroyed, deleted, or made inaccessible to the Company any electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company names, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

8. Confidentiality – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 9 below, the contents of the negotiations and discussions resulting in this letter agreement shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

9. Scope of Disclosure Restrictions – Nothing in this letter agreement prohibits you or the Company from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. Neither you nor the Company are required to notify the other of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

10. Cooperation – You agree that, to the extent permitted by law, you shall cooperate to a reasonable extent with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration, or other proceeding and to act as a witness when requested by the Company. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company. For time reasonably expended in fulfilling your obligations under this paragraph either (a) in excess of 20 hours or (b) that occurs after the eighteen (18) month severance period, you will be compensated at the rate of $750 per hour, except that you will not be compensated for time spent preparing for your testimony as a witness or testifying in any legal proceeding. The Company will reimburse you for any reasonable out-of-pocket travel, food, and lodging expenses incurred on account of your obligations herein, as well as reasonable attorneys’ fees and costs.

11. Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors, and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12. Validity – Should any provision of this letter agreement or the Additional Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement or the Additional Release.

13. Nature of Agreement – You understand and agree that this letter agreement, including the Additional Release, is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14. Acknowledgments and Voluntary Assent – You acknowledge that you have been given a reasonable amount of time to review this letter agreement and the Additional Release and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing it. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign either this letter agreement or the Additional Release, and that you fully understand the meaning and intent of each. You further state and represent that you have carefully read this letter agreement and the Additional Release, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

15. Applicable Law – This letter agreement and the Additional Release shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You and the Company agree that, in addition to the matters already subject to mandatory arbitration pursuant to Section 8 of your Employment Agreement (which agreement to arbitrate remains in full force and effect), any controversy, dispute or claim directly or indirectly arising out of or relating to this letter agreement or the breach thereof shall be resolved through binding arbitration in accordance with and subject to the arbitration procedures set forth in Section 8 of your Employment Agreement.

16. Entire Agreement – This letter agreement, including the Additional Release and all applicable documents referenced herein, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your Severance Benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.

17. Tax Acknowledgement – In connection with the Severance Benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits set forth in paragraph 2 of this letter agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Very truly yours,

By:	/s/ Richard Paulson
Richard Paulson, M.B.A.
President and Chief Executive Officer

I hereby agree to the terms and conditions set forth above.

/s/ Sharon Shacham Sharon Shacham, Ph.D., M.B.A.	March 28, 2022 Date

To be returned in a timely manner as set forth on the first page of this letter agreement.

ATTACHMENT A

ADDITIONAL RELEASE

1. Release—In consideration of the Severance Benefits set forth in the letter agreement to which this Additional Release of Claims (the “Additional Release”) is attached, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company through the Separation Date, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance in any applicable jurisdiction not expressly referenced above; provided, however, that this release of claims does not prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).

The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims through the Separation Date arising out of your employment; provided, however, that this release does not include any claims arising out of or related to any fraudulent, criminal, or willful misconduct by you.

2. Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, commissions, bonuses, and accrued, unused vacation time, and that no other compensation is owed to you except as provided in the letter agreement to which this Additional Release is attached. For the avoidance of doubt, you also acknowledge that the payments contemplated herein are intended to include and cover any and all mandatory payments or entitlements in connection with your employment and termination thereof, under the laws of any applicable jurisdiction.

3. Acknowledgments – You acknowledge that you have been given at least twenty-one (21) days to consider this Additional Release, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this Additional Release for a period of seven (7) days after you sign it by notifying me in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

4. Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this, and that you fully understand the meaning and intent of this Additional Release. You state and represent that you have had an opportunity to fully discuss and review the terms of this Additional Release with an attorney. You further state and represent that you have carefully read this Additional Release, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Additional Release and I have chosen to execute this on the date below. I intend that this Additional Release will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

Sharon Shacham, Ph.D., M.B.A.	Date

To be returned on, but not before, the Separation Date.

ATTACHMENT B

TRANSITION DUTIES

•	Transition of responsibilities to R&D leadership.

•	Assistance with the EMA marketing approval application for the selinexor in multiple myeloma based on BOSTON trial

•	Assistance in design of SIENDO Part II trial

•	Advice with respect to trial design and regulatory strategy for eltanexor in MDS

•	Assist R&D team to prepare for next SAB meeting

ATTACHMENT C

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of the Effective Date (as defined herein), is entered into between Karyopharm Therapeutics Inc. (the “Company”) and Dr. Sharon Shacham (the “Consultant”). The Consultant and the Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Company wishes to engage the Consultant to provide certain advisory and other consulting services to the Company as of June 1, 2022 (the “Commencement Date”), and the Consultant wishes to provide such services to the Company, in each case subject to the terms and conditions of this Agreement.

WHEREAS, the parties acknowledge that prior to the Commencement Date, Consultant was employed as an employee of the Company, and in the context of the agreements and arrangements regarding her separation from the Company, it was agreed that she would continue to provide certain residual services as an independent contractor, including but not limited to service on the Scientific Advisory Board;

WHEREAS, this Agreement is entered into in reliance upon Consultant’s representations and undertakings that the Services are provided solely on an independent contractor basis and that Consultant does not and shall not have any claim or demand relating to the existence of an employment relationship between Consultant and the Company from the Commencement Date.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth in this Agreement, the Parties agree as follows:

1.

Engagement and Performance of Services. The Company hereby engages the Consultant to perform consulting services as requested by the Company’s Chief Executive Officer (the “Services”). The Consultant is expected to devote no more than five (5) hours per week to perform the Services. The Consultant shall perform the Services remotely unless the circumstances specifically require that the Consultant be present at the Company’s facilities, or at other locations as mutually agreed upon by the Parties. In performing the Services, the Consultant shall comply with all applicable laws and regulations and shall perform Services in a manner that is consistent with relevant industry and professional standards.

2.

Consideration. In full consideration of the Services performed and rights granted by the Consultant under this Agreement, and for so long as the Consultant provides Services to the Company pursuant to this Agreement, the Company shall pay to the Consultant a consulting stipend at the beginning of each month representing an amount equivalent to payment for 15 hours of work at the rate of $750 per hour worked. To the extent work completed exceeds 15 hours in a month, then such additional work shall be paid on an hourly basis of $750 per hour, payable in arrears on the last day of each month. In addition, for so long as the Consultant provides Services to the Company pursuant to this Agreement, any and all outstanding and unvested equity awards granted to the Consultant by the Company will continue to vest and be exercisable in accordance with the applicable equity plans and award agreement.

3.

Relationship of Parties. The Consultant shall perform the Services as an “independent contractor” and not as an employee or agent of the Company. The Consultant acknowledges, agrees and undertakes that her employment with the Company has been terminated and that to the provision of the Services to the Company hereunder shall be in the capacity of an independent contractor and not as an employee; that the Consultant will not be deemed for any purpose to be continuing employment from the Commencement Date, including without limitation for accrual of rights and seniority as an employee and that no employment relationship shall exist between the Company and the Consultant; and that the Company’s willingness and agreement to engage the Consultant as an independent contractor is expressly and directly contingent upon the Consultant’s irrevocable agreement to the provisions of this Section 3. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. The Consultant shall not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company; provided, however, and for the avoidance of doubt, that the foregoing shall not restrict the Consultant from receiving any Severance Benefits as defined in and pursuant to the Transition Agreement by and between her and the Company (the “Transition Agreement”). The Consultant will be fully responsible for all taxes, contributions and insurance coverage applicable to the Consultant, other than as described in the Transition Agreement.

4.	Non-Disclosure, Inventions Assignment, Non-Competition, and Non-Solicitation Obligations.

(a)

The Consultant acknowledges and reaffirms the obligations set forth in the October 22, 2010 Nondisclosure and Inventions Assignment Agreement by and between the Consultant and the Company (the “Restrictive Covenant Agreement”), as amended by the Transition Agreement. For purposes of the Restrictive Covenant Agreement, the Parties acknowledge and agree that the Business Relationship between the Parties will, except as expressly referenced in the Transition Agreement, continue for the term of this Agreement and the Consultant’s obligations pursuant to the Restrictive Covenant Agreement will continue for the duration of such Business Relationship, and as applicable, for twelve (12) months thereafter.

(b)

Scope of Disclosure Restrictions. Nothing in this Agreement or elsewhere prohibits either Party from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. Neither Party is required to notify the other Party of any such communications; provided, however, that nothing herein authorizes the disclosure of information one Party obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding the Consultant’s confidentiality and nondisclosure obligations, the Consultant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

5.

Use of Third Party Facilities or Property. Except as the Company may otherwise consent in writing, the Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment, employees or other resources of a third party, in performing the Services, nor to take any other action that would result in a third party owning or having a right in the results of the Services or the Inventions. Without limiting the foregoing, the Consultant agrees that it will not utilize in the performance of any Services or incorporate into any deliverables or materials provided to the Company: (i) any confidential information of the Consultant or any third party; or (ii) any technology, materials, know-how or inventions, covered by proprietary rights of the Consultant or any third party, except as the Consultant is freely permitted to do without further compensation by the Company to the Consultant or any third party. In the event the Consultant incorporates any proprietary know-how, materials, inventions or technology of the Consultant into any Inventions or deliverables or other results of Services, the Consultant hereby grants to the Company a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license (with a right to grant sublicenses) under the Consultant’s intellectual property rights in such know-how, materials, inventions or technology solely to the extent necessary for the Company to utilize the Inventions or deliverables or other results of Services for any purpose.

6.

Record Retention and Storage. In no event shall the Consultant dispose of any records or files generated by the Consultant in the course of providing Services (the “Records”) without first giving the Company sixty (60) days’ prior written notice of the Consultant’s intent to do so and an opportunity to have the Records transferred to the Company. Notwithstanding anything in this Section 6 to the contrary, the Consultant may retain copies of the Records to the extent necessary for compliance with applicable law or regulatory requirements, subject to the Consultant’s continuing obligations of confidentiality and restrictions on use under this Agreement, and the Company’s right to access such retained Records, and have copies made upon reasonable notice to the Consultant.

7.	Representation, Warranties and Covenants.

(a)

No Conflict. The Consultant represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any employer or other party which are inconsistent with the provisions of this Agreement. The Consultant further represents that the Consultant’s performance of the Services, and the grant of rights specified in this Agreement, do not and will not conflict with, or breach any, agreement with any prior or existing employer or other entity (including without limitation any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any employer or others unless the Consultant has a license to use such information and materials and to allow the Company to use such information and materials.

(b)

No Debarment. The Consultant has not been, and is not under consideration to be, excluded, suspended, debarred or otherwise declared ineligible to participate in federal healthcare programs, federal procurement or non-procurement programs, or from any other activities or programs related to the Services contemplated by this Agreement, including debarment under the provisions of the Generic Drug Enforcement Act of 1992, as amended from time to time.

(c)

No Use of Name. Unless the Company otherwise consents in writing, the Consultant shall not disclose to a third party the terms of this Agreement or the nature of the Services being provided to the Company; provided, however, Executive may provide the Consulting Agreement and the Restrictive Covenant Agreement to a prospective future employer. Neither Party may use the other Party’s name in any form of advertising or promotion, including press releases, without the prior written consent of the other Party, except the Company may disclose that it has engaged the Services of the Consultant and may describe the nature of the Services. The provisions of this Section 7(c) shall not restrict a Party’s ability to use the other Party’s name in filings with the Securities and Exchange Commission, the United States Food and Drug Administration, or other governmental agencies, when required by applicable law or regulation to do so.

(d)

Not Employment Contract. The Consultant acknowledges that the Consultant is not an employee of the Company, that this Agreement does not constitute a contract of employment and does not imply that the Company will continue this Agreement in effect for any period of time beyond its terms.

8.	Consultation Period; Termination.

(a)

Consultation Period. The term of this Agreement shall commence on the date following the Consultant’s separation from employment with the Company (such that there shall be no gap in the Consultant’s business relationship with the Company) (the “Effective Date”) and shall continue in effect until May 31, 2023, unless earlier terminated (x) at any time upon the mutual written consent of the parties hereto or (y) by either Party as set forth in Section 8(b) below (the “Consultation Period”). For the avoidance of doubt, however, the Consultation Period shall not commence, and this Agreement shall be null and void, if, as specified in the Consultant’s March 28, 2022 Transition Agreement with the Company, the Consultant’s employment with the Company is terminated prior to the Separation Date (as defined therein) either (x) by the Consultant without Good Reason (as defined therein) or (y) by the Company for Cause (as defined therein).

(b)

Termination. Either the Consultant or the Company may terminate this Agreement upon thirty (30) days’ prior written notice to other Party. In addition, either Party may terminate this Agreement upon fifteen (15) days’ prior written notice to the other Party if such other Party has materially breached this Agreement and fails to cure the breach within sixty (60) days of notice being effectively given pursuant to Section 9 hereof. In the event of termination by either Party as permitted under this Agreement, the Company shall direct the Consultant as to whether the Consultant shall stop performing the Services immediately or shall continue such performance for all or part of the applicable notice period.

(c)

Survival. The termination or expiration of this Agreement shall not affect the rights or obligations which have accrued prior to the effective date of such termination or expiration. Sections 4, 6, 7(c), 8, and 12 of this Agreement shall survive any termination or expiration of this Agreement.

(d)	Facilities. During the Consultation Period, the Consultant shall have use of the Israeli office, office equipment, and support services, each to the extent necessary to perform the Services hereunder.

9.

Notice. All notices required or permitted under this Agreement will be in writing. Notices shall be given by: (a) delivery in person; (b) by first class mail with confirmation of delivery, or overnight courier with confirmation of delivery, to the address for the recipient set forth on the signature page of this Agreement or at such other address as the recipient may specify in writing under this procedure; or (c) by email with confirmation of read receipt. Notices will be deemed to have been given (i) three (3) business days after deposit in the U.S. mail with proper postage for first class registered or certified mail prepaid, return receipt requested; (ii) one (1) business day after being sent by a nationally recognized courier service for next day delivery; or (iii) confirmation of read receipt of email. In case of email Notice, if confirmation of read receipt is not returned, notices must be sent by overnight courier. Notices to the Company must be marked “Attention: Chief Executive Officer” with a copy to the Chief Human Resources Officer.

10.

Assignment; No Subcontracting. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Consultant may not assign, subcontract or delegate any of the Consultant’s rights or obligations under this Agreement without the prior written consent of the Company. The Company may assign this Agreement to any of its affiliates or to any successor by law or by merger, acquisition or sale of assets, provided that any such assignee shall assume all obligations of the Company under this Agreement.

11.

Severability. Each and every provision set forth in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable by virtue of the fact that, for any reason, any other provision may be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid or unenforceable for any reason whatsoever, that provision will be appropriately limited and reformed to the maximum extent provided by applicable law. If the scope of any restriction contained herein is too broad to permit enforcement to its full extent, then such restriction will be enforced to the maximum extent permitted by law so as to be judged reasonable and enforceable. If, as a result of the unenforceability of a provision or any limitation on enforceability, the intent of the parties in entering into this Agreement is materially affected, the parties will negotiate in good faith to amend this Agreement to as close as possible implement the original intent of the parties.

12.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the state’s conflict-of-laws principles.

13.

Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to its subject matter; provided, however, that this Agreement does not supersede any obligation by any individual who was formerly employed by the Company. For clarification, but not limitation, this means that if there is a conflict between Sections 4, 5, or 6 of this Agreement, on the one hand, and any agreement regarding confidentiality, inventions assignment, non-solicitation, and/or non-competition obligations for a former employee of the Company, including, without limitation, the Restricted Covenant Agreement, such conflict will be resolved in the manner most protective of the Company.

14.

Waivers. No delay or omission by a Party in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by a Party will be effective only if contained in a written document signed by such Party. A waiver or consent given by a Party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

15.	Amendments. No amendment of this Agreement shall be binding unless executed in writing by both Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

KARYOPHARM THERAPEUTICS INC.		CONSULTANT:

By:	/s/ Richard Paulson	By:	/s/ Sharon Shacham
Name:	Richard Paulson, M.B.A.	Name:	Sharon Shacham, Ph.D., M.B.A.
Title:	President and Chief Executive Officer